                                                                    EXHIBIT 20.2

          REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Global Signal Inc.

We have audited the accompanying statement of revenue and certain expenses of
Horvath Acquisition as described in Note 1 for the year ended December 31, 2004.
This statement of revenue and certain expenses is the responsibility of Horvath
Acquisition's management. Our responsibility is to express an opinion on this statement of revenue and certain expenses based on our audit.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Horvath Acquisition's internal control over financial reporting.
Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Horvath Acquisition's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for incorporation by reference as a consummated acquisition in a current report on Form 8-K of Global Signal Inc. as described in Note 1 and is not intended to be a complete presentation of Horvath Acquisition's revenues and expenses.

In our opinion, the statement of revenue and certain expenses referred to above presents fairly, in all material respects, the revenue and certain expenses of
Horvath Acquisition as described in Note 1 for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

                                        /s/ Ernst & Young LLP
                                        ----------------------------------------

Tampa, Florida
September 9, 2005

                               HORVATH ACQUISITION
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                             (dollars in thousands)

                                                                Period from
                                            Year Ended      January 1, 2005 to
                                        December 31, 2004     August 4, 2005
                                        -----------------   ------------------
                                                                (unaudited)

Revenue                                        $274                $147

Certain expenses:
   Rent                                          21                  13
   Property taxes                                12                   8
   Other tower operating expense                 13                   9
   Selling, general, & administrative
      expenses                                    2                   1
                                               ----                ----
Total certain expenses                           48                  31
                                               ----                ----
Revenue in excess of certain expenses          $226                $116
                                               ====                ====

      See accompanying notes to Statements of Revenue and Certain Expenses

                               HORVATH ACQUISITION
               NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                     Year Ended December 31, 2004 and Period
               from January 1, 2005 to August 4, 2005 (Unaudited)
                             (dollars in thousands)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Horvath Communications, Inc. is principally engaged in providing services to the wireless communications industry by leasing antenna sites on multi-tenant towers. Horvath Communications, Inc. ("Horvath") leases tower space primarily to personal communications services and cellular service providers. Horvath
Communications Inc.'s sites are located in Indiana.

On May 19, 2005 and August 4, 2005, Global Signal Acquisitions LLC, a
wholly-owned subsidiary of Global Signal Inc. (the "Company"), acquired 11 towers and one tower, respectively, and land parcels underlying eight of the towers from Horvath Communications, Inc. under a definitive purchase agreement dated April 14, 2005. The purchase agreement and these statements of revenues and certain expenses exclude towers as well as certain assets of Horvath
Communications, Inc. related to tower development. "Horvath Acquisition"
represents the assets acquired by the Company. Four of the twelve towers purchased by the Company were constructed during 2004 and one tower was constructed during 2005.

BASIS OF PRESENTATION

The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and
Exchange Commission for inclusion as a consummated acquisition in a Form 8-K of the Company. The statements, which encompass the towers sold to the Company, are not representative of the actual or complete operations of Horvath Acquisition for the periods presented or indicative of future operations, as they exclude the following: certain non-tower related selling, general and administrative expenses; interest expense; and depreciation and amortization.

The accompanying statement of revenue and certain expenses for the period
January 1, 2005 to August 4, 2005, which includes operating results for each tower until its acquisition by the Company, is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Revenues and certain expenses for the period from January 1, 2005 to August 4, 2005 are not necessarily indicative of that which may be expected for the year ending
December 31, 2005.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such variances could be material.

                               HORVATH ACQUISITION
         NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES (CONTINUED)
                             (dollars in thousands)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenues are recognized when earned. Escalation clauses present in lease agreements with Horvath Acquisition's customers are recognized on a straight-line basis over the term of the lease, excluding unexercised options.

CONCENTRATION OF CREDIT RISK

Horvath Acquisition derives the largest portion of its revenues from customers who require wireless communications services. Centennial, T-Mobile, US Cellular and Sprint (formerly Nextel) represented 22.7%, 20.1%, 15.4% and 14.3%, respectively, of revenues for the year ended December 31, 2004. Sprint,
T-Mobile, Centennial, US Cellular, Verizon and Indiana State Police represented
19.4%, 17.0%, 16.3%, 13.1%, 11.6% and 10.3%, respectively, of revenues for the period ended August 4, 2005. No other customers represented over 10% of revenue.

2. LEASES

LEASE OBLIGATIONS

As lessee, Horvath Acquisition is obligated under non-cancelable operating leases for ground space under communications towers that expire at various times through 2054. The majority of the ground leases have multiple renewal options for five to ten years each.

Future minimum rental payments due by Horvath Acquisition under operating leases in effect at December 31, 2004, without giving effect to the impact of straight-line rent adjustments, are as follows:

   Year
----------
2005         $19
2006          19
2007          19
2008          14
2009           6
Thereafter    --
             ---
             $77
             ===

Many of Horvath Acquisition's lease agreements contain escalation clauses which are typically based on either a fixed percentage rate or the change in the
Consumer Price Index. For leases with escalation clauses based on a fixed percentage rate, rental expense is recognized in the statements of revenue and certain expenses on a straight line basis over the initial term of the lease plus the future optional renewal periods

                               HORVATH ACQUISITION

         NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES (CONTINUED)
                             (dollars in thousands)

2. LEASES (CONTINUED)

where there is a reasonable assurance that the lease will be renewed based on an evaluation at the inception of the lease or its assumption of the lease due to its acquisition of the related tower assets.

Rent expense for operating leases was $21 for the year ended December 31, 2004 and $13 (unaudited) for the period from January 1, 2005 to August 4, 2005.

CUSTOMER LEASES

Horvath Acquisition leases antenna space on communications towers to various wireless service providers under non-cancelable operating leases. These leases are generally for terms of one to ten years. Generally, Horvath Acquisition's tenant leases provide for multiple renewal periods, at the tenant's option, and escalation at renewal. Leases with fixed-rate escalation clauses, or those that have no escalation, have been included below based on the contractual tenant lease amounts. Leases that escalate based on non-fixed rates, such as the
Consumer Price Index, are included below at the current contractual rate over the remaining term of the lease. The tenant rental payments included in the table below do not assume exercise of tenant renewal options.

Future minimum rental receipts due to Horvath Acquisition under operating leases in effect at December 31, 2004, without giving effect to the impact of straight-line rent adjustments, are as follows:

   Year
----------
2005         $  344
2006            309
2007            259
2008            179
2009            112
Thereafter       34
             ------
             $1,237
             ======